UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	March 19, 2007

LIBERTY PROPERTY TRUST
LIBERTY PROPERTY LIMITED PARTNERSHIP

(Exact name of registrant specified in its charter)

Maryland Pennsylvania	1-13130 1-13132	23-7768996 23-2766549

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Chesterfield Parkway Malvern, PA	19355

(Address of principal executive offices)	(Zip Code)

Registrants’ telephone, including area code:	(610) 648-1700

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (e)
     At a meeting held on March 19, 2007, the Compensation Committee (the “Committee”) of the Board of Trustees of Liberty Property Trust (the “Trust”) approved cash bonus awards and long-term incentive compensation for the year ended December 31, 2006, in accordance with criteria established by the Committee, for the individuals identified as named executive officers in the proxy statement relating to the annual meeting of the Trust’s shareholders held in 2006. The Committee also established base salaries for these individuals, and approved the performance criteria that will be used to determine named executive officer cash bonus awards and long-term incentive compensation, for the year ending December 31, 2007.
     Cash bonus awards to named executive officers for the year ended December 31, 2006 were as follows: William P. Hankowsky, $245,700; George J. Alburger, Jr., $141,219; Robert E. Fenza, $139,230; James J. Bowes, $121,329; and Michael T. Hagan, $109,395. The awards reflect certain adjustments made to the metrics used to measure performance which the Committee deemed appropriate, including adjustments made in light of changes impacting the peer group previously determined by the Committee and changes to the Trust’s acquisition and disposition activity.
     Long-term incentive awards to named executive officers for the fiscal year ended December 31, 2006 were granted in the following dollar values, payable 80% in restricted shares and 20% in options: William P. Hankowsky, $537,500; George J. Alburger, Jr., $230,750; Robert E. Fenza, $227,500; James J. Bowes, $198,250; and Michael T. Hagan, $178,750. The awards reflect certain adjustments made to the metrics used to measure relative performance which the Committee deemed appropriate, including adjustments made in light of changes impacting the peer group previously determined by the Committee and changes to the Trust’s acquisition and disposition activity. Additionally, Mr. Hagan received a special, one-time award of 2,010 restricted common shares. The shares will vest ratably over a five-year period.
     Base salaries for 2007 were established as follows: William P. Hankowsky, $525,000; George J. Alburger, Jr., $400,000; Robert E. Fenza, $370,000; Michael T. Hagan, $325,000; and James J. Bowes, $320,000.
     For 2007, each named executive officer of the Trust will be eligible for a cash bonus award equal to a specified percentage of the officer’s annual salary (the “Base Bonus Percentage”) multiplied by a percentage (the “Bonus Multiplier”). For 2007, Base Bonus Percentages will be 105% for the Chief Executive Officer and 85% for the other named executive officers. The Bonus Multiplier will be based on a three-part formula. The first part of the formula will measure growth in the Trust’s Funds from Operations per common share (“FFO”) relative to the corresponding performance of a peer group for 2007 determined by the Committee (the “Peer Group”). The second part of the formula will measure the Trust’s performance relative to a broad group of operational metrics approved by the Committee, including projected FFO, earnings per common share, net operating income and general and administrative expenses as well as execution of the Trust’s capital plan. The third part of the formula will measure individual performance relative to established goals approved by the Committee. To determine the Bonus Multiplier, the Committee will apply an 80% weighting to the first two parts of the formula and a 20% weighting to the third part of the formula. The Bonus Multiplier will range from zero to 150%, based on meeting the performance targets set forth in the formula.
     As in previous years, named executive officers will continue to be eligible to receive awards pursuant to the Trust’s Long-Term Incentive Compensation program. Long-term incentive compensation for named executive officers is provided through the grant of share options (20%) and restricted share awards (80%). For 2007, each named executive officer will be eligible for a long-term incentive award equal to a specified percentage of the officer’s salary (the “Base LTI Percentage”) multiplied by a percentage (the “LTI Multiplier”) based upon total shareholder return as measured against total shareholder return for the Peer Group. For 2007, Base LTI Percentages will be 215% for the Chief Executive Officer and 130% for the other named executive officers. The LTI Multiplier will range from zero to 150%, based upon total shareholder return relative to that of the Peer Group.
     Notwithstanding the foregoing criteria, actual bonuses, long-term incentives and other compensation will be subject to adjustments and caps imposed by the Committee.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, each Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY PROPERTY TRUST

By:	/s/ James J. Bowes

James J. Bowes Secretary and General Counsel

LIBERTY PROPERTY LIMITED PARTNERSHIP

By:	Liberty Property Trust, its sole General Partner

By:	/s/ James J. Bowes

James J. Bowes Secretary and General Counsel
Dated: March 23, 2007

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